Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) dated November 4, 2016 pertaining to the DMC Global Inc. (formerly Dynamic Materials Corporation) 2016 Omnibus Incentive Plan of our reports dated March 10, 2016, with respect to the consolidated financial statements and schedules of Dynamic Materials Corporation and subsidiaries and the effectiveness of internal control over financial reporting of Dynamic Materials Corporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Denver, Colorado
November 4, 2016